Exhibit M

                    Frontera Generation Limited Partnership *
                              Statement of Income
                 For the Twelve Months Ended December 31, 1999
                                   (Unaudited)
                                    ($000's)



      Project Earnings                                 $19,522

      Operating Expenses                               (10,191)

      Other Expenses                                    (3,582)
                                                      ---------
      Net Income                                       $ 5,749
                                                      =========


      * The Frontera Project engaged in commercial operations on a limited basis during Fiscal 1999 and is expected to commence full operation in early 2000.